UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2010

BIOHEART, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

1-33718	65-0945967

(Commission File Number)	(IRS Employer Identification No.)

13794 NW 4th Street, Suite 212

Sunrise, Florida 33325

(Address of principal executive offices, including zip code)

(954) 835-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.
Item 8.01	Other Events.

On December 22, 2010, Bioheart, Inc. (the “Company”) mailed a Letter to its shareholders of record. A copy of the letter is filed herewith.

Item 8.01 Other Events.

On February 2, 2010, Bioheart, Inc. (the “Company”) and the Ascent Medical Product Development Centre Inc. (“Ascent”) entered into an agreement (the “Master Services Agreement”) whereby Ascent would obtain approvals for, and oversee, the conduct of a Phase I Clinical Trial for the Company, to be referred to as the REGEN trial. Ascent is owned by the Ascent Medical Technology Fund II, LP (the “Fund”). The Fund’s General Partner is Ascent Private Equity II, LLC, which is controlled by Karl E. Groth, Ph.D. and Peggy A. Farley, who were, at the time,directors and, respectively, the Chief Executive Officer and the Chief Operating Officer of the Company. Both recently resigned as directors and officers of the Company.

Approvals for the REGEN trial were not provided to the Company by Ascent and patient enrollment in the REGEN Trial never began. The Company has suspended, indefinitely, all activity respecting the REGEN trial. On December 16, 2010, the Company received a written notice from Ascent terminating the Master Services Agreement. A copy of the notice from Ascent is filed herewith.

The Company disputes that Ascent has grounds for terminating the Master Services Agreement or is entitled to further compensation thereunder. However, as the REGEN trial approvals were not provided to the Company and the trial has been suspended indefinately, the termination of the Master Services Agreement is not material to the Company.

Item 9.01 Exhibits.

Exhibit Number	Description

7.1	Letter to Shareholders, dated December 20, 2010, filed herewith.
8.2	Notice of Event of termination of agreement, from Ascent Medical Product Development Centre to the Company, dated December 16, 2010, filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2010

BIOHEART, INC.
By:	/s/ Mike Tomas
Mike Tomas
President & Chief Executive Officer

Exhibits

7.1	Letter to Shareholders, dated December 20, 2010, filed herewith.
8.2	Notice of Event of termination of agreement, from Ascent Medical Product Development Centre to the Company, dated December 16, 2010, filed herewith.